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Exhibit (a)(1)(R)

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

AXCAN PHARMA INC., a Canada Business	)
Corporation, and SAULE HOLDINGS INC., a	)
Delaware Corporation,	)
)
Plaintiffs,	)
	)	Civil Action No. C.A. No. 03-366-JJF
v.	)
)
SALIX PHARMACEUTICALS, LTD., a	)
Delaware Corporation,	)
)
Defendant.	)

MOTION FOR TEMPORARY RESTRAINING ORDER

        Pursuant to Federal Rule of Civil Procedure 65, Plaintiffs Axcan Pharma Inc. ("Axcan") and Saule Holdings Inc. ("Saule" or the "Purchaser") move for a temporary restraining order requiring defendant Salix Pharmaceuticals, Ltd. ("Salix") to correct its recently-filed proxy and tender offer materials to disclose the nature and extent of Salix's relationships with the supposedly "independent financial analysts" quoted in Salix's materials. Salix's use of the term "independent" to describe the report prepared by Salix's current financial advisor—without disclosing that relationship—is irreconcilable with recently adopted NASD disclosure requirements, as well as the SEC's recent $1.4 billion settlement of claims of research analyst bias. Salix's materials do not disclose other potential conflicts of interest affecting every other analyst referenced in Salix's proxy solicitation and tender offer materials. Indeed, the Salix materials quote one analyst out of context to suggest he opposes the tender offer, without mentioning his opinion that Salix was "fully valued" at $10.19—less than Axcan's current offer.

        The securities laws do not just require disclosure of material information—where a party like Salix makes disclosure, it must also disclose any further information that is necessary to make such disclosures "not misleading." Salix simply cannot tout research analysts' reports to support its position without disclosing the potential conflicts of interest required to assess the credibility of those reports. Aside from the four purportedly "independent" research analysts quoted by Salix—each of whom is employed by a firm that has received or expects to receive substantial compensation from Salix—there are essentially no research analysts who support Salix's position in this matter.

        Absent injunctive relief within the next ten days, Salix's stockholders will be forced to vote at the annual meeting on June 19 based on the incomplete and misleading disclosures issued by Salix. This will cause obvious and irreparable injuries to Axcan and Purchaser, and may deprive them of their opportunity to acquire Salix. Requiring corrective disclosure now, in advance of the annual meeting, will benefit Salix, its stockholders, and the investing public, while causing no harm at all to Salix.

1

        The grounds for this motion are set forth in the attached memorandum of law, which was served and filed contemporaneously with this motion.

Of Counsel:

Michael D. Levin
Thomas E. Keim, Jr.
Latham & Watkins Illinois LLC
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
(312) 876-7700

Marc W. Rappel
Charles W. Cox
Anissa D. Seymour
Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
(213) 485-1234

Dated: June 9, 2003
Kevin G. Abrams (Bar No. 2375)
Srinivas M. Raju (Bar No. 3313)
Kelly C. Ashby (Bar No. 4027)
Lisa Zwally (Bar No. 4328)
Richards, Layton & Finger, P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700
Attorneys for Plaintiffs

2

I.    INTRODUCTION.

        On June 4, 2003, defendant Salix Pharmaceuticals, Ltd. ("Salix") filed false and misleading proxy solicitation and tender offer materials with the Securities and Exchange Commission ("SEC"). The materials filed by Salix on June 4—and now available to all its stockholders—consist of a PowerPoint® presentation prepared by Salix to urge Institutional Shareholders Services to recommend that its clients (a) not tender their shares to plaintiffs, and (b) vote in favor of the Salix slate of directors at Salix's June 19 annual meeting. (See Raju Aff., Exh.1, June 4 Salix Presentation)1. In an attempt to justify Salix's opposition to the tender offer, the materials mislead investors by not providing complete disclosure and contain extracts of the reports of four "independent research analysts" who purportedly agree that Axcan's tender offer is inadequate.

Citations in this form are to the Affidavit of Srinivas M. Raju, attached hereto as Exhibit A and filed contemporaneously herewith.

        The Salix materials deliberately misuse the research reports of each analyst in an effort to mislead stockholders into opposing the tender offer. Half of the comments quoted in the Salix materials are taken from the reports of an analyst employed by Wachovia; yet the materials do not disclose his firm's role as Salix's financial advisor in connection with the tender offer, the substantial fixed and contingent compensation to be received from Salix, or the analyst's curious pattern of raising his Salix stock price targets to stay above Axcan's offers since the tender offer was launched. While the information concerning Wachovia's potential biases is disclosed at length in each of the research reports excerpted by Salix in accordance with NASD rules and the federal securities laws precisely so investors can determine for themselves whether Wachovia's is truly "independent" or unbiased, Salix intentionally does not disclose the conflicts of interest in its recently filed materials while citing favorably those very research reports. Similarly, Salix touts other "independent" analysts without disclosing the same information concerning potential conflicts of interest that is disclosed in each analyst's report—i.e., that each analyst's firm has received or intends to seek compensation from Salix for investment banking services. Finally, Salix's materials also quote an analyst from UBS Warburg to buttress Salix's revenue projections, but Salix omits any reference to the analyst's view that Salix was "fully valued" at $10.19—less than plaintiffs' current offer. (See Ex. 1 at 33).

        Salix cannot selectively tout research analysts' reports to support its position without disclosing the facts required to determine the credibility of the reports, including potential conflicts of interest. Aside from the tainted "independent" research reports, there is little or no research analyst support for Salix's position that $10.50 per share is inadequate. Salix's misleading and selective effort to quote analysts' opinions out of context significantly alters the total mix of information available to Salix shareholders and requires corrective disclosure under the federal securities laws.

        In only ten days, Salix's stockholders will be asked to choose between competing slates of directors nominated by Axcan and Salix and whether to tender their shares to Axcan. Without immediate injunctive relief from this Court, the election may be tainted, and Axcan's opportunity to acquire Salix may be lost forever. To ensure a fair election, Axcan respectfully requests that the Court order Salix to issue corrective disclosures immediately. In a contemporaneous application, Axcan seeks an order requiring Salix to provide limited, expedited discovery to enable Axcan to ascertain the scope of Wachovia's relationship with Salix and the basis for Wachovia's conclusion that the tender offer is inadequate. These immediate remedies are essential to ensuring that Salix's stockholders have full disclosure of all material information necessary to decide the company's future at the June 19 annual meeting.

II.    STATEMENT OF FACTS

  A.    The Axcan Offer and Proxy Solicitation.

        On April 10, 2003, after Salix stonewalled Axcan's repeated attempts to discuss a consensual business combination, Purchaser commenced a non-coercive, non-discriminatory, all-cash, all-shares premium tender offer for all outstanding shares of Salix common stock that are not already owned by Axcan or Purchaser (the "Tender Offer"). On April 25, 2003, Axcan filed preliminary proxy materials to solicit votes for the election of a slate of five independent, well-qualified directors for election to the Salix Board of Directors at Salix's June 19 annual meeting. On May 20, 2003, Purchaser increased the price to be paid in the Tender Offer from $8.75 to $10.50 per share.

3

  B.    Salix Rejects the Tender Offer Based In Part On Wachovia's Fairness Opinions.

        Despite the significant benefits of the Tender Offer, Salix's directors have asserted that the Tender Offer is "grossly inadequate" and they have urged stockholders not to tender their shares or to vote for Axcan's nominees. Although Salix has a history of failing to meet its own "guidance" on revenues and profits, Salix asserts that stockholders will be better off if current management is allowed to continue pursuing an undisclosed business plan.2 Salix contends that this view is supported by the opinions rendered by its financial advisor, Wachovia, which is currently receiving a fee of $250,000 per month and may receive a substantial contingent "success fee" based on Salix's stock price and the ultimate per share price if Salix is sold. Wachovia has twice issued opinions that the consideration offered in the Tender Offer is inadequate from a financial point of view.3 Unlike the June 4 materials, each of these opinions includes detailed disclosures of the extensive current and prior relationships between Salix and Wachovia.

As alleged in plaintiffs' amended complaint, Salix has failed to disclose any of the projections and assumptions that make up the purported business plan. In addition, Salix has issued a wildly optimistic projection of $550 million in annual sales for one of its drugs in development; when Axcan requested access to information substantiating this projection, Salix refused to provide it.

Salix has a long-standing relationship with Wachovia. In 2002, Wachovia was Salix's underwriter for a $50 million secondary offering of Salix stock.

  C.    Salix's Misuse Of Research Analysts' Reports.

        Institutional Shareholder Services ("ISS") is an independent organization that provides recommendations for its clients and other institutional investors concerning contested corporate elections. ISS's recommendations are often influential with individual stockholders as well.

        On June 4, 2003, Salix's management gave a 40-slide PowerPoint® presentation to ISS. (See Ex. 1). The presentation reviews the optimistic financial projections that purportedly justify Salix's rejection of the Tender Offer, and concludes with five slides that present "independent research analysts' comments" which support or concur in management's recommendation that Salix stockholders should reject the Axcan Tender Offer. (Id. at 30-34). Salix filed the ISS presentation with the SEC as additional definitive proxy solicitation materials and as Amendment No. 8 to Salix's Schedule 14D-9 Tender Offer Statement. As a result, the full text of the ISS presentation is currently available to the public, including Salix stockholders and other investors, through EDGAR, the SEC's electronic data gathering service.

    1.
    Omissions Relating to Wachovia Securities.

        Of the twelve "independent" research report excerpts presented by Salix in the presentation materials, exactly half are taken from the reports of Wachovia's analyst, Michael Tong. Salix's quotes of Mr. Tong include his assertions that "the new bid does not fully reflect the potential of rifaximin"; that Salix "shareholders could potentially derive more value from approval and launch of Rifaximin, rather than trading in the shares prematurely at $10.50"; and that "Axcan suggests that COLAZAL's growth is decelerating. We disagree again." (Id. at 30-33).

        Before Axcan commenced its tender offer at $8.75 per share, when Salix's current stock price was $5.49, Mr. Tong issued a report stating that the "stock could trade in the $7-8 range." (See Raju Aff., Ex. 2 at 1). On the same day that Axcan launched the Tender Offer at a price of $8.75, however, Mr. Tong issued a new report stating that the offer was inadequate and raising his valuation target to $10 to $12 per share. (See Raju Aff., Ex. 3 at 1) In the research report, Wachovia disclosed that "it maintains a market in the common stock" of Salix, it "intends to seek or expects to receive compensation for investment banking services from [Salix] in the next three months," and "received compensation for investment banking services in the past 12 months."4 In the June 4 SEC filings, Salix makes no mention of the current and expected future relationships with Salix that are referenced in Mr. Tong's April 10 report.

4
In addition to the securities laws that require a company to include of all facts necessary to make a disclosure not misleading, National Association of Securities Dealers Rule 2711(h)(1) requires that all research analyst reports must disclose in public appearances if the analyst has a financial interest in the securities of the subject company, if the member owns 1% or more of any class of common equity securities or any other actual, material conflict of interest of the research analyst or member of which the analyst knows or has reason to know of. NASD Rule 2711, available at www.nasdr.com/pdf-text/rf02 21 final.pdf.

        On May 20, Axcan increased its offer to $10.50 per share. Once again, Mr. Tong responded the same day. This time, he rejected the Tender Offer on the ground that it "still does not fully reflect rifaximin's potential," and once again increased his valuation target—to $16 to $18 per share—based on exactly the same facts supposedly supported his $10-12 valuation target one month earlier. (Raju Aff.. Ex. 4). In the research report, Wachovia disclosed that "it maintains a market in the common stock" of Salix, it "intends to seek or expects to receive compensation for investment banking services from [Salix] in the next three months," and "received compensation for investment banking services in the past 12 months," and that it is "currently acting as a financial advisor to the Board of Directors of Salix Pharmaceuticals in connection with Salix Pharmaceutical's consideration of the Axcan proposal." Again, Salix included none of these disclosures in the June 4 filings with the SEC. Nor did Salix disclose that, curiously, Mr. Tong's most recent share price, revenue and earnings estimates for Salix are significantly above most other analysts.

        Neither of Salix's June 4 filings with the SEC disclose that Mr. Tong's employer is serving as Salix's financial advisor for hefty fees; in fact, the filings do not provide any of the disclosures concerning Wachovia's conflicts of interest that are provided in Mr. Tong's research reports themselves. In fact, in the June 4 filings, Salix intermingled Wachovia's potentially partisan analyses with other research analyses, in an effort to give the appearance that all of the quoted research reports are equally reliable. (See Ex. 1 at 30-34). As a result, most Salix stockholders have no way of evaluating the potential conflicts of interest that may have influenced Mr. Tong's analysis. Without this information, Salix stockholders cannot accurately assess the credibility of the Wachovia valuation or put Mr. Tong's statements into context in light of the total mix of information available to Salix stockholders.

    2.
    Omissions Relating To Other "Independent" Research Analysts.

        The remaining analysts described as "independent" in the June 4 presentation are Leerink Swann & Company, Thomas Weisel Partners LLC and UBS Warburg. However, Salix fails to disclose in the June 4 Presentation that in those research reports:

  •
  Leerink Swann & Company disclosed that it intends to seek investment banking compensation from Salix in the next three months and that within the last year, it was a manager or co-manager of a Salix public offering;

  •
  Thomas Weisel Partners LLC disclosed that it expects to receive or intends to seek compensation for investment banking services from Salix in the next three months; and

  •
  UBS Warburg disclosed that within the last year, it or an affiliate acted as manager-co-manager in the underwriting or placement of securities of Salix and had received compensation for investment banking services from Salix. Also, alarmingly, as discussed above, and in blatant disregard of federal securities laws, Salix twice cites research reports of the analyst of UBS Warburg in the presentation in support of the validity of its sales projections for Colazal and Rifaximin. Salix never discloses that the same analyst recently stated that Salix's stock was "fully valued" at its April 14 close of $10.19—significantly below the current price of plaintiffs' tender offer.

        In each of these instances, Salix fails to disclose the obvious conflicts of interest and bias that exists when an "independent" analyst in the employ of a company that also has an investment banking division opines on one of his company's investment banking clients, especially when his company stands to earn substantial sums in that engagement in the near future.

III.
AXCAN IS ENTITLED TO A TEMPORARY RESTRAINING ORDER TO PREVENT SALIX FROM CONTINUING TO ERRONEOUSLY DESCRIBE WACHOVIA AS AN "INDEPENDENT" RESEARCH ANALYST.

  To obtain injunctive relief, Axcan must demonstrate:

  (1) a reasonable probability of eventual success in the litigation and (2) that the movant will be irreparably inured pendente lite if relief is not granted . . . [W]hile the burden rests upon the moving party to make these two requisite showings, the district court "should take into account, when they are relevant, (3) the possibility of harm to other interested persons form the grant or denial of the injunction, and (4) the public interest."

Fed. R. Civ. P. 65; D&N Financial Corp. v. RCM Partners L.P., 735 F. Supp. 1242, 1246 (D. Del. 1990) (quoting Eli Lilly Co. v. Premo Pharmaceutical Labs, Inc. 630 F.2d 120, 136 (3d Cir. 1978)). In similar situations, courts have not hesitated to issue injunctive relief. See Capital Real Estate Investors Tax Exempt Fund Limited Partnership v. Schwartzberg, 917 F. Supp. 1050, 1064 (S.D.N.Y. 1996) (after finding a securities holder seeking to block a merger had made knowingly false statements in a press release, the court enjoined further violations); Kaufman v. Cooper Companies, Inc., 719 F. Supp. 174 (S.D.N.Y. 1989) (where both proxy contestants made materially false and misleading statements, the court voided all proxies and ordered a rescheduled shareholders' meeting); Edelman v. Salomon, 559 F. Supp. 1178, 1189 (D. Del. 1983) (granting injunctive relief to postpone stockholder meeting after management made false or misleading statements in its proxy solicitations in violation of federal securities laws).

        A.    Salix Has Omitted Information That Is Required For Complete Disclosure.

        Section 14(a) of the Exchange Act, and the rules promulgated thereunder, do not just prohibit false statements or omissions of material facts. Section 14(a) and Rule 14a-9 also prohibit the use of any proxy statement that "omits to state any material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading . . . ." 15 U.S.C. § 78n(a); 17 C.F.R. § 240.14a-9 (emphasis added). The same principles apply to communications in connection with Tender Offers under Section 14(e) of the Williams Act. 15 U.S.C. § 78n(e). In fact, this information is specifically required by item 1011(b) of Regulation M-A which provides that the company must "[f]urnish such additional material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading." A fact is material if "there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote." See Virginia Bankshares, Inc. v. Sandberg, 501 U.S. 1083, 1090 (1991) (citing TSC Indust., Inc. v. Northway, Inc., 426 U.S. 438 (1976)).

        There is an obvious potential for bias and conflict of interest where a financial analyst works for a firm engaged in and with a history of with extensive investment banking relationships with a company covered by the analyst. As the court observed in Gerstle v. Gamble-Skogmo, Inc., 298 F. Supp. 66, 95 (E.D.N.Y. 1969), a company that "attempts to express a public opinion on the fairness of a transaction such as a merger plan to be acted upon by stockholders having two divergent interests, should be in a position of absolute impartiality. Prior business relationships by the arbiter with one or the other party raises a question whether he can be completely impartial."

        Where a financial analyst's opinion is disseminated to stockholders in connection with a tender offer or proxy materials, the issuer must disclose any relationship it has with the financial analyst if it could color the analyst's independence. In Anderson v. Booth, 103 F.R.D. 430, 436 (D. Minn. 1984), for example, the court held that the receipt of a contingent fee by an investment banker in return for rendering a fairness opinion was obviously material to a reasonable investor in deciding how to vote on a merger proposal. Id. As the Court explained, "[b]ecause a contingent fee arrangement between a target company and its investment banker could have the potential to taint the fairness opinion of the investment banker, we conclude that the reasonable shareholder would consider information regarding a contingent fee arrangement of obvious importance in deciding how to vote on a merger proposal." Id. Cf. Radol v. Thomas, 534 F. Supp. 1302, 1315 (S.D. Ohio 1982) (proxy statement that was replete with references to an allegedly independent investment banker's potential conflicts of interest provided adequate disclosure because stockholders had "sufficient information to draw the pejorative inference" regarding the impact of the potential conflicts of interest).

        Failure to disclose facts that would clear up a misimpression in proxy materials is a material omission that violates the securities laws. In Telvest, Inc. v. Wisconsin Real Estate Inv. Trust, 489 F. Supp. 250, 254 (E.D. Wis. 1980), the court considered proxy materials that gave the impression that only one of two partners had a direct financial interest in the transaction when, in fact, both partners did. The court held that a reasonable shareholder might find that information significant and, therefore, the failure to include the information necessary to clear up that misimpression was a material omission in violation of § 14(a). See also Gould v. American-Hawaiian S.S. Co., 535 F.2d 761, 772 (3d Cir. 1976) (proxy materials failed to disclose that interests of corporate directors, who were to receive cash for their stock, conflicted with interests of shareholders); Gladwin v. Medfield Corp., 540 F.2d 1266, 1270(5th Cir. 1976) (disclosure in proxy solicitation materials was insufficient because it did not disclose the true extent of economic benefit conferred on the directors).

        Salix's duty to provide this information is heightened because stockholders often give special credence to the statements of incumbent management. Chris-Craft Indus., Inc. v. Piper Aircraft, 480 F.2d 341, 364 (2d Cir.

1973). "By reason of the special relationship between them, stockholders are likely to rely heavily upon the representatives of corporate insiders when the stockholders find themselves in the midst of a battle for control. Corporate insiders therefore have a special responsibility to be meticulous and precise in their representations to stockholders." Id. See also Virginia Bankshares, Inc., 501 U.S. at 1095 (liability can lie against directors who make knowingly false or misleadingly incomplete statements—even in conclusory terms—if they misstate the director's reasons or mislead about the stated subject matter).

        Salix's June 4 filings with the SEC fall far short of these standards. Salix touts Mr. Tong's allegedly "independent" analysis without disclosing Wachovia's role as Salix's financial advisor, or the significant compensation it is currently receiving from Salix, the investment banking services provided to Salix in 2002, or any of the other potential conflicts that were disclosed in Mr. Wong's original reports. (See Ex. 1 at 30-33). Similarly, Salix touts other "independent" analysts' opinions without disclosing that each analyst's firm intends to seek investment banking compensation from the Salix in the next three months. Finally, Salix refers to the UBS Warburg analyst's rosy comments on Salix's sales projections without mentioning his unflattering bottom line: Salix was "fully valued" at $10.19 per share. (See Ex. 1 at 33).

        The securities laws do not permit Salix to use selective, misleading and out-of-context excerpts of publicly available materials. The securities laws create an affirmative duty to disclose material information, as well as a duty to disclose any further information that is necessary to ensure stockholders are not mislead by half-truths and selective quotations. Salix simply cannot tout research analysts' reports to support its position without disclosing the facts which may undermine the credibility of those reports—especially conflicts of interest.

  B.
  Axcan and Salix Stockholders Will Suffer Irreparable Harm Without Immediate Injunctive Relief.

        In only ten days, Salix's stockholders will be asked to choose between competing slates of directors nominated by Axcan and Salix. Without immediate injunctive relief from this Court, the election may be tainted, and Axcan's opportunity to acquire Salix may be lost forever.

        Courts have long recognized that the use of proxy or tender offer materials which are materially misleading poses a threat of irreparable injury to stockholders which justifies injunctive relief. See, e.g., Mills v. Electric Auto-Lite, 396 U.S. 375, 383 (1970) ("use of a solicitation that is materially misleading is itself a violation of law . . . [and] injunctive relief would be available to remedy such a defect if sought prior to the shareholders meetings"); CNW Corp. v. Japonica Partners, L.P., 874 F.2d 193, 201 (3d Cir. 1989) (reversible error for District Court to deny a request for a preliminary injunction where information required by Section 14(a) was not disclosed); Polaroid Corp. v. Disney, 862 F.2d 987, 1005 (3d Cir. 1988) (reversing District Court, preliminarily enjoining tender offer based on finding of a material misrepresentation in tender offeror's materials, requiring corrective disclosure, and holding that "[t]he inadequacy of a remedy at law and importance that Congress has attached to accurate disclosure of material information establishes irreparable harm.").

        The accepted remedy for a violation of the proxy rules is an injunction requiring "curative" disclosure. See, e.g., Edelman, 559 F. Supp. at 1189 (issuing preliminary injunction postponing annual meeting of stockholders and requiring curative proxy materials and holding that "[w]here the violations of Section 14(a) are as clear as they are in this case, I believe that it is in the best interest of the stockholders and the public to allow a time for clearing the air and disseminating the information necessary to eradicate false impressions."); Pabst Brewing Co. v. Jacobs, 549 F. Supp. 1068, 1079 (D. Del.), aff'd, Jacobs v. Pabst Brewing Co., 707 F.2d 1392 (3d Cir. 1982) (finding that consent solicitation materials violated Exchange Act, ordering corrective disclosures, holding that "sufficient time should be given to shareholders to assure that they have the opportunity to receive all material information to make an informed judgment."). The same principles apply in tender offers, where stockholders will be irreparably harmed if they are forced to determine whether to tender their share without the disclosures required by the Williams Act. Gans v. Filmways, Inc., 453 F. Supp. 1116, 1120 (E.D. Pa. 1978) (purpose of § 78(n) is to adequately inform shareholders so that they may make a rational determination on whether to support or oppose a particular transaction).

        Where, as here, the defendant had a duty to disclose material information but fails to do so, injunctive relief is the appropriate remedy. Chambers v. Briggs & Stratton Corp., 863 F. Supp. 900 (E.D. Wis. 1994). In Chambers, a shareholder sought an injunction claiming that an omission from corporation's proxy statement and form of proxy omitting the opposition candidate was a material omission in violation of securities regulations. Id. at 905. Citing the explicit language of Rule 14a-9, the court held that because this omission was required and was material, without injunctive relief, the shareholder would be irreparably harmed. Id. "That the court could later undo the damage caused by an illegal proxy—by voiding the results of the election—is not an adequate alternative where, as here, the court can prevent in advance a shareholder vote to be taken on potentially misleading and incomplete information." Id. It was not sufficient that a separate solicitation could inform the shareholders of the existence of opposition to the defendant's nominees. Id. See also, Piper v. Chris Craft Indus., 430 U.S. 1 (1977) (Under the federal securities laws, "in corporate control contests the stage of preliminary injunctive relief, rather than post-contest lawsuits "is the time when relief can best be given."').

        Salix will suffer minimal harm if the Court orders corrective disclosures. If the order is later found to be in error, the only impact on Salix will be "the cost of postage and a better informed stockholder constituency." Weeks Dredging & Contracting, Inc. v. American Dredging Co., 451 F. Supp. 468, 479 (E.D. Pa. 1978). A preliminary injunction that requires Salix to cure its prior omissions would only "inure to the benefit of stockholders and the public." Id.

        To ensure a fair process, Axcan respectfully requests that the Court order Salix to immediately issue corrective disclosures. These immediate remedies are essential to ensure Salix's stockholders have full disclosure of all material information necessary to decide the Company's future at the June 19 annual meeting.

CONCLUSION

        Salix is engaged in a last-minute effort to mislead its stockholders into voting for the incumbent slate of directors and refusing to tender their shares to plaintiffs. The materials that Salix filed with the SEC on June 4 are patently misleading to the average Salix stockholder, and there is a limited window of opportunity to correct Salix's misstatements before they irrevocably taint the voting at the upcoming annual meeting. To ensure a fair election, the Court should enjoin Salix from further violations of federal securities laws and issue a temporary restraining order requiring Salix to issue immediately corrective disclosures that accurately describe the potential conflicts of interest of Wachovia and the other investment bankers quoted by Salix, that correctly explain and fully describe each banker's views of plaintiffs' tender offer, and provide Salix stockholders with complete disclosure of all material information.

Of Counsel:

Michael D. Levin
Thomas E. Keim, Jr.
Latham & Watkins Illinois LLC
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
(312) 876-7700

Marc W. Rappel
Charles W. Cox
Anissa D. Seymour
Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
(213) 485-1234

Dated: June 9, 2003
Kevin G. Abrams (Bar No. 2375)
Srinivas M. Raju (Bar No. 3313)
Kelly C. Ashby (Bar No. 4027)
Lisa Zwally (Bar No. 4328)
Richards, Layton & Finger, P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700
Attorneys for Plaintiffs

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

AXCAN PHARMA INC., a Canada Business	)
Corporation, and SAULE HOLDINGS INC., a	)
Delaware Corporation,	)
)
Plaintiffs,	)
	)	C.A. No. 03-366-JJF
v.	)
)
SALIX PHARMACEUTICALS, LTD., a Delaware	)
corporation,	)
)
Defendant.	)

ORDER

        Plaintiffs, having moved for an order for a temporary restraining order, and the Court having duly considered the matter and good cause having been shown:

        IT IS HEREBY ORDERED, this        day of                , 2003, that Plaintiffs' Motion for Temporary Restraining Order is GRANTED.

        IT IS HEREBY FURTHER ORDERED that:

        1.     defendant shall immediately (no later than                        ) file curative disclosures with the SEC and issue statements clarifying the ISS presentation materials filed with the SEC on or about June 4, 2003 by stating all past and present business relationships between Salix and Wachovia or any other investment banking firm or research analyst mentioned in the materials; and

        2.     defendant shall be prohibited from making any disclosures that includes information obtained from analyst reports unless such disclosure also contains information stating Salix's past and present business relationships with the author and firm that issued the report, as well as any information required in order to make the disclosure comply with federal securities laws.

United States District Court Judge

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MOTION FOR TEMPORARY RESTRAINING ORDER
CONCLUSION
ORDER